EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET REPORTS JUNE 2005 PERFORMANCE

            HOUSTON, July 1, 2005 – ExpressJet Holdings (NYSE: XJT) today announced increased traffic and capacity in June 2005 for its Continental Express operating fleet.

            During the month, ExpressJet revenue passenger miles (RPMs) totaled 806.3 million, up 18.5 percent over June 2004, and available seat miles (ASMs) increased by 19.0 percent compared with June 2004.  ExpressJet's June load factor was 76.7 percent, a 0.3 point decline over June 2004.  The company flew 71,696 block hours, compared with 63,091 block hours in June 2004, and operated 39,424 departures, versus 34,318 departures in June 2004.

            Also in June 2005, ExpressJet accomplished a 99.9 percent controllable completion factor, which excludes cancellations due to weather and air traffic control, and a total completion factor of 98.1 percent.  In June 2004, ExpressJet’s controllable completion factor was 99.8 percent and its total completion factor was 98.3 percent.

            On June 9, ExpressJet inaugurated new service to Bangor, Maine from Continental Airlines’ New York hub at Newark Liberty International Airport.  ExpressJet also accepted delivery of two 50-seat Embraer ERJ-145XR aircraft, bringing the company's total operating fleet to 256 jets.

            ExpressJet Airlines, Inc. operates as Continental Express, the exclusive regional jet provider for Continental.  With service to approximately 150 destinations in the United States, Canada, Mexico and the Caribbean, ExpressJet operates all of Continental’s regional jet service from its hubs in Houston, New York/Newark and Cleveland, as well as additional non-hub service.  ExpressJet passengers receive efficient service and comfortable leather seating, along with advance seat assignments and OnePass frequent flyer miles that can be redeemed on Continental and partner airlines.

            ExpressJet Airlines employs approximately 6,800 people and is owned by ExpressJet Holdings, Inc.  For more information, visit www.expressjet.com.

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EXPRESSJET REPORTS JUNE 2005 PERFORMANCE/Page 2

PRELIMINARY TRAFFIC RESULTS

June	2005		2004		Change

Revenue Passenger Miles (000)	806,259		680,388		18.5	Percent

Available Seat Miles (000)	1,051,453		883,366		19.0	Percent

Passenger Load Factor	76.7	Percent	77.0	Percent	-0.3	Points

Block Hours	71,696		63,091		13.6	Percent

Departures	39,424		34,318		14.9	Percent

YEAR-TO-DATE	2005		2004		Change

Revenue Passenger Miles (000)	4,198,312		3,447,935		21.8	Percent

Available Seat Miles (000)	5,766,178		5,002,519		15.3	Percent

Passenger Load Factor	72.8	Percent	68.9	Percent	3.9	Points

Block Hours	398,728		353,156		12.9	Percent

Departures	218,124		196,889		10.8	Percent

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